NOVATION OF MANAGEMENT AGREEMENT

COLUMBIA ACORN TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST

This Novation of Management Agreement is entered into this 7th day of July, 2025 by and among Columbia Wanger Asset Management, LLC (“CWAM”), a Delaware limited liability company, Columbia Management Investment Advisers, LLC (“CMIA”), a Minnesota limited liability company, Columbia Acorn Trust (“CAT”) and Columbia Funds Variable Series Trust (formerly known as Wanger Advisors Trust) (“CFVST” and, together with CAT, the “Trusts”), each a Massachusetts business trust.

WHEREAS, the Trusts have retained CWAM to serve as the investment manager to the series of the Trusts (the “Funds”) pursuant to a Management Agreement dated April 1, 2025, by and between CWAM and the Trusts (the “Agreement”);

WHEREAS, CWAM and CMIA are each registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, CWAM, CMIA and the Trusts desire that CMIA be substituted for CWAM under the Agreement in a transaction that does not result in a change of actual control or management of the investment adviser to the Funds in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance. Subject to the terms and conditions contained herein, CWAM hereby effects a novation of the Agreement to substitute CMIA for CWAM as a party to such agreement (the “Novation”), and the Trusts hereby consent to such Novation and the Trusts hereby release CWAM from all of its duties and obligations under the Agreement, and CMIA hereby accepts the Novation and hereby releases CWAM from all of its duties and obligations under the Agreement, and assumes all rights, duties and obligations of CWAM under the Agreement.

2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 5 of the Agreement are satisfied or until terminated in accordance with the Agreement.

3. No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Agreement for purposes of Section 5 of the Agreement or the 1940 Act, and that the Agreement, as so novated, shall remain in full force and effect after the Novation.

4. Technical Amendment. The parties agree that all references in the Agreement to CWAM shall hereby be changed to CMIA.

This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

A copy of each Trust’s Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the Trusts as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees, officers or shareholders of the Funds individually but are binding only upon the assets and property of the Funds.

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IN WITNESS WHEREOF, the parties hereto have caused this Novation of Management Agreement to be executed as of the day and year first above written.

Columbia Wanger Asset Management, LLC

By:	/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga
Title:	Vice President and Assistant Secretary

Columbia Management Investment Advisers, LLC

By:	/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga
Title:	Vice President and Assistant Secretary

Columbia Acorn Trust

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Trustee and President

Columbia Funds Variable Series Trust

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Trustee and President